ITEM 2.

DESCRIPTION OF EXHIBITS

EX - 2.1 Articles of Incorporation

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

FIRST:  The name of this corporation is Dstage.com, Inc.

SECOND: Its Registered Office in the State of Delaware is to be located at 1201 North DuPont Parkway in the City of New Castle, County of New Castle. The zip code is 19720. The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Delaware Intercorp, Inc.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of stock authorized is Fifty Million (50,000,000) shares at One Tenth of a Penny ($0.001) per value each.

FIFTH: The name and mailing address of the incorporator are as follows:



Name:                                           Mailing Address:

Alan R. Coffey                                  201 North DuPont Parkway
                                                New Castle, DE 19720


SIXTH: The directors of the corporation are not liable to either the corporation or it's stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: a) a director's duty of loyalty to the corporation or its stockholders; b) intentional misconduct or violation of law; c) a transaction from which the director derived an improper personal benefit; or d) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation.

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, an have accordingly hereunto set my hand this twelfth day of October, AD 1999.

Incorporator:  Alan R. Coffey
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 10/12/1999
991431084 - 3109885

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